Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is entered into as of the 27th day of May, 2009 by and between PARK 288 INDUSTRIAL, L.L.C., a Texas limited liability company ("Landlord") and SHARPS COMPLIANCE INC. OF TEXAS, a Texas corporation ("Tenant").

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of January 30, 2009 (the "Lease") covering approximately 54,783 square feet of space (the "Current Leased Premises") in the building located at  Houston, Texas 77051 (the "Building"), as more particularly described therein;

WHEREAS, Landlord and Tenant acknowledge and agree that the Commencement Date (as such term is defined in the Lease) of the Lease has not yet occurred for the Current Leased Premises;

WHEREAS, Tenant desires to lease from Landlord an additional 66,035 square feet of space in the Building shown on Exhibit A attached hereto (the "Expansion Space");

WHEREAS, Tenant desires to extend the term of the Lease to expire on the last day of the calendar month which is sixty-four (64) months after the Expansion Space Commencement Date (hereinafter defined);

WHEREAS, subject to the terms and conditions hereof, Landlord has agreed to Lease the Expansion Space to Tenant and to extend the term of the Lease as described herein; and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their agreements as to the terms and conditions governing Tenant's lease of the Expansion Space and the extension of the term of the Lease.

NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:

1.           Leased Premises.

(a)           Effective as of the Expansion Space Commencement Date, Landlord shall lease the Expansion Space to Tenant and Tenant shall lease the Expansion Space from Landlord, and the Leased Premises, as defined in the Lease, shall mean, collectively, the Current Leased Premises and the Expansion Space, containing a total of 120,818 square feet of rentable space in the Building. The Expansion Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions that were granted with respect to the Current Leased Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

(b)           As used herein, the "Expansion Space Commencement Date" means the later to occur of (i) July 1, 2009 (the "Target Commencement Date") and (ii) the date upon which the

Work in the Expansion Space has been substantially completed, as such date is determined pursuant to the Work Letter attached hereto as Exhibit B.

(c)           Effective as of the Expansion Space Commencement Date, Exhibit A attached hereto shall be added to and incorporated into Exhibit A to the Lease.

(d)           Notwithstanding anything to the contrary set forth in Paragraph 1 of the Lease, commencing on the Mandatory Expansion Space Commencement Date, the Leased Premises shall be 131,406 and shall constitute the entire Building.  Landlord and Tenant acknowledge and agree that nothing contained in this Amendment shall affect the rights and obligations of Landlord and Tenant with respect to the Mandatory Expansion Space as set forth in the second paragraph of Paragraph 1 of the Lease.

2.           Term.  The term of the Lease is hereby extended to expire on the last day of the calendar month which is sixty-four (64) months after the Expansion Space Commencement Date, unless terminated earlier in accordance with the terms of the Lease, and all references in the Lease to the Expiration Date shall be amended to such date.

3.           Base Rent.

(a)           Effective as of the Expansion Space Commencement Date, in addition to the Base Rent payable for the Current Leased Premises (and the Mandatory Expansion Space after the Mandatory Expansion Space Commencement Date), Tenant shall pay Base Rent for the Expansion Space as follows:

Period	Annual Base Rent	Monthly Installments of Base Rent
Expansion Months 1 – 4	$0.00	$0.00
Expansion Months 5 – 15	$301,119.60	$25,093.30
Expansion Months 16 – 37	$309,043.80	$25,753.65
Expansion Months 38 – 64	$316,968.00	$26,414.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.  As used herein "Expansion Month" shall mean each full calendar month, commencing on the first day of the first calendar month following the Expansion Space Commencement Date, unless the Expansion Space Commencement Date occurs on the first day of a calendar month, in which case the initial Expansion Month shall commence on the Expansion Space Commencement Date.  If the Expansion Space Commencement Date does not occur on the first day of a calendar month, then Tenant shall pay Base Rent with respect to the Expansion Space during the initial partial calendar month at the same Base Rent rate payable during Expansion Month 5 under the foregoing schedule.

(b)           Effective as of the Commencement Date under the Lease and the Mandatory Expansion Space Commencement Date, respectively, Tenant shall pay Base Rent and all other charges with respect to the Current Leased Premises and the Mandatory Expansion Space during the term in accordance with the terms of the Lease.  Commencing on the day immediately following the original Expiration Date of the Lease, and continuing through the remainder of the term of the Lease, as extended hereby, Tenant shall pay Base Rent with respect to the Current Leased Premises and the Mandatory Expansion Space in the amount of $313,780.80 per year, in monthly installments of $26,148.40.

4.           Building Costs.  Effective as of the Commencement Date under the Lease, Tenant shall pay Tenant's Pro Rata Share of Real Estate Taxes, Common Area Maintenance Costs, and Building Insurance Costs for the Current Leased Premises in accordance with the terms of the Lease.  Tenant shall not be required to pay Tenant's Pro Rata Share of Real Estate Taxes, Common Area Maintenance Costs, and Building Insurance Costs for the Expansion Space during the initial four (4) Expansion Months.  Accordingly, commencing on the first day of the fifth (5th) Expansion Month, Tenant shall pay Tenant's Pro Rata Share of Real Estate Taxes, Common Area Maintenance Costs, and Building Insurance Costs for the Expansion Space in accordance with the terms of the Lease.  As of the date of this Amendment, Landlord's current estimate for Tenant's Pro Rata Share of Building Costs with respect to the Expansion Space only is $8,092.34 per month, which consists of Common Area Maintenance Costs in the amount of $2,421.28, Real Estate Taxes in the amount of $5,117.72, and Building Insurance Costs in the amount of $553.34.  Such amounts shall be in addition to Tenant's Pro Rata Share of Building Costs for the Current Leased Premises and in addition to Tenant's Pro Rata Share of Building Costs for the Mandatory Expansion Space which commence on the Mandatory Expansion Space Commencement Date.

5.           Acceptance of Expansion Space.  Subject to the last sentence of this Section 5, Tenant acknowledges that Landlord has not made any representations or warranty with respect to the condition or quality of the Expansion Space and that Tenant has inspected and accepts the Expansion Space in its present "AS IS" condition as suitable for the purpose for which the Expansion Space leased.  THERE IS NO WARRANTY AS TO SUITABILITY, HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE GIVEN IN CONNECTION WITH THE EXPANSION SPACE OR THIS AMENDMENT. Landlord shall perform the Work in the Expansion Space in accordance with the terms of Exhibit B attached hereto.

6.           Estoppel.  Tenant hereby represents, warrants and agrees that: (i) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with the notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease.  Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

7.           Brokers.  Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Warehouse Associates  and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment.  Landlord agrees to pay a commission to Tenant's Broker and Landlord's Broker pursuant to separate written agreements entered into between Landlord and such brokers.  Tenant agrees to indemnify and hold Landlord harmless from and against any liability or claim arising with respect to any brokers or agents other than Tenant's Broker claiming a commission by, through, or under Tenant in connection with this Amendment.

8.           Defined Terms.  All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.

9.           Authority.  Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is duly formed and validly existing under the laws of the State of Texas, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

10.           No Representations.  Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein or in the Lease.

11.           Exhibits.  Each Exhibit attached hereto is made a part hereof for all purposes.

12.           Ratification of Lease.  Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified.  In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

13.           Entire Agreement.  This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

14.           Section Headings.  The section headings contained in this Amendment are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

15.           Successors and Assigns.  The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16.           Severability.  A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

17.           Governing Law.  This Amendment shall be governed by the laws of the State of Texas.

18.           Submission of Amendment Not Offer.  The submission by Landlord to Tenant of this Amendment for Tenant's consideration shall have no binding force or effect, shall not constitute an option, and shall not confer any rights upon Tenant or impose any obligations upon Landlord irrespective of any reliance thereon, change of position or partial performance.  This Amendment is effective and binding on Landlord only upon the execution and delivery of this Amendment by Landlord and Tenant.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day and year first above written.

LANDLORD:

PARK 288 INDUSTRIAL, L.L.C., a Texas limited liability company

By:	TDC Park 288 L.P., a Delaware limited partnership,
its managing member

By:	TDC Park 288 GP, L.L.C., a Delaware limited liability company, its general partner By: Name: Steve Harding Title: Authorized Signatory

TENANT:

SHARPS COMPLIANCE INC. OF TEXAS,
a Texas corporation

By:
Name: David P. Tusa
Title: Executive Vice President, CFO & Business Development

[Consent of Guarantor on Following Page]

CONSENT OF GUARANTOR

The undersigned, as the Guarantor (herein so called) under that certain Continuing Lease Guaranty dated of even date with the Lease (the "Guaranty"), hereby consents to and joins in the foregoing Amendment and hereby declares to and agrees with Landlord that (i) all of the obligations of the Guarantor under the Guaranty shall include the obligations of Tenant under the above Amendment, (ii) the obligations of Guarantor shall not be impaired or otherwise adversely affected by said Amendment, and (iii) the Guaranty is hereby ratified and confirmed in all respects.

Executed as of the date of the above Amendment.

GUARANTOR:

SHARPS COMPLIANCE CORP.,
a Delaware corporation

By:
Name: ________________________
Title: _________________________